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                                                Filed Pursuant to Rule 424(b)(3)
                                                     Registration No. 333-121263

                             APPLICABLE FINAL TERMS

      Set out below is the form of final terms (which will constitute a "pricing supplement" for purposes of any offers or sales in the United States or to U.S.
persons) which will be completed for each tranche of bonds offered and sold pursuant to this prospectus supplement and the U.S. Prospectus. The bonds may be issued in one or more series as we may authorize from time to time. Prospective investors should refer to the applicable prospectus supplement/base prospectus and the U.S. Prospectus for a description of the specific terms and conditions of the particular series of bonds.

                   FINAL TERMS NO. 2200 DATED 14 OCTOBER 2010

                         QUEENSLAND TREASURY CORPORATION

                    ISSUE OF A$ 1,000,000.00 GLOBAL A$ BONDS
      GUARANTEED BY THE TREASURER ON BEHALF OF THE GOVERNMENT OF QUEENSLAND
               UNDER THE A$20,000,000,000 GLOBAL A$ BOND FACILITY
        ISSUED ON A CONSOLIDATED BASIS WITH THE GLOBAL A$ BONDS DUE 2017
 CURRENTLY TOTALING A$ 2,519,186,000.00 (A$ 765,883,000.00 INCLUDING BUY BACKS)

                           PART A -- CONTRACTUAL TERMS

      Terms used herein shall be deemed to be defined as such for the purposes of the Terms and Conditions set forth in the prospectus supplement dated
December 14, 2005 and the US Prospectus dated December 17, 2004 (together, the
"Original Prospectus") (the "Terms and Conditions"). This document constitutes the final terms (which will constitute a "pricing supplement" for purposes of any offers or sales in the United States or to U.S. persons) of the bonds described herein for the purposes of Article 5.4 of the Prospectus Directive (as defined below) and must be read in conjunction with the prospectus supplement dated December 11, 2009, which constitutes a base prospectus dated December 15, 2009 for the purposes of the Prospectus Directive (Directive 2003/71/EC) (the
"Prospectus Directive") and the U.S. Prospectus dated December 10, 2009
(together, the "Prospectus"),, save in respect of the Terms and Conditions which are incorporated by reference herein. Full information on the Issuer, the guarantor and the offer of the bonds is only available on the basis of the combination of this document, the Original Prospectus and the Prospectus. Copies of the Original Prospectus and the Prospectus are available for viewing free of charge at the Head Office of the Issuer, Minerals & Energy Centre, 61 Mary
Street, Brisbane, Queensland 4000, Australia, and copies may be obtained from the listing agent, Deutsche Bank Luxembourg S.A., 2 Boulevard Konrad Adenauer,
L-1115 Luxembourg. The final terms (which will constitute a "pricing supplement" for purposes of any offers or sales in the United States or to U.S. persons) will be published on the Luxembourg Stock Exchange's website.

      [Include whichever of the following apply or specify as "Not Applicable"
(N/A). Note that the numbering should remain as set out below, even if "Not
Applicable" is indicated for individual paragraphs or subparagraphs. Italics denote directions for completing the final terms (which will constitute a "pricing supplement" for purposes of any offers or sales in the United States or to U.S. persons).]

      [When adding any other final terms or information at, for example, item 19 of Part A or in relation to disclosure relating to the interests of natural and legal persons involved in the issue/offer in Part B consideration should be given as to whether such terms or information constitute "significant new factors" and consequently trigger the need for a supplement to the Prospectus under Article 16 of the Prospectus Directive.]

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
1.  (i)     Issuer:                                  Queensland Treasury Corporation

    (ii)    Guarantor:                               The Treasurer on behalf of the Government of Queensland

    (iii)   Commonwealth Guarantee:                  Applicable

    (iv)    Guarantee Eligibility Certificate        QLDL00014
            Number:

2.          Benchmark line:                          2017
                                                     (to be consolidated and form a single series with QTC 6% Global
                                                     A$Bonds due 14

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
                                                     September 2017, ISIN US748305BG31)

3.          Specific Currency or Currencies:         AUD ("A$")

4.  (i)     Issue price:                             103.991%

    (ii)    Dealers' fees and commissions paid by    No fee or commission is payable in respect of the issue
            Issuer:                                  of the bond(s) described in these final terms (which
                                                     will constitute a "pricing supplement" for purposes of
                                                     any offers or sales in the United States or to U.S.
                                                     persons). Instead, QTC pays fees and commissions in
                                                     accordance with the procedure described in the QTC Fixed
                                                     Interest Distribution Group Operational Guidelines.

5.          Specified Denominations:                 A$1,000

6.  (i)     Issue Date:                              14 October 2010

    (ii)    Record Date (date on and from which      6 March  / 6 September. Security will be ex-interest on
            security is Ex-interest):                and from 7 March / 7 September.

    (iii)   Interest Payment Dates:                  14 March / 14 September

7.          Maturity Date:                           14 September 2017

8.          Interest Basis:                          6 per cent Fixed Rate

9.          Redemption/Payment Basis:                Redemption at par

10.         Change of Interest Basis or              Not Applicable
            Redemption/Payment Basis:

11. (i)     Status of the Bonds:                     Senior and rank pari passu with other senior, unsecured
                                                     debt obligations of QTC

    (ii)    Status of the Guarantee:                 Senior and ranks pari passu with all its other unsecured
                                                     obligations

12.         Method of distribution:                  Non-syndicated

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PROVISIONS RELATING TO INTEREST (IF ANY) PAYABLE

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13.         Fixed Rate Note Provisions Applicable

    (i)     Rate(s) of Interest:                     6 per cent per annum payable semi-annually in arrears

    (ii)    Interest Payment Date(s):                14 March and 14 September in each year up to and
                                                     including the Maturity Date

    (iii)   Fixed Coupon Amount(s):                  A$30 per A$1,000 in nominal amount
            (Applicable to bonds in definitive
            form)

    (iv)    Determination Date(s):                   Not Applicable

    (v)     Other terms relating to the method of    None
            calculating interest for Fixed Rate
            Bonds:

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PROVISIONS RELATING TO REDEMPTION

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14.         Final Redemption Amount:                 A$1,000 per bond of A$1,000 Specified Denomination
                                                     (NB:  If the Final Redemption Amount is other than 100
                                                     per cent. of the nominal value the bonds will be
                                                     derivative securities for the purposes of the Prospectus
                                                     Directive and the requirements of Annex XII to the
                                                     Prospectus Directive Regulation will apply and the
                                                     Issuer will prepare and publish a supplement to the
                                                     Prospectus)

15.         Early Redemption Amount(s) payable on    Not Applicable
            redemption for taxation reasons or
            on event of default and/or the method
            of calculating the same:

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GENERAL PROVISIONS APPLICABLE TO THE BONDS

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
16.         Form of Bonds:                           Permanent Global Note not exchangeable for Definitive
                                                     Bonds

17.         Additional Financial Centre(s) or        Not Applicable
            other special provisions relating to
            Payment Dates:

18.         Talons for future Coupons or Receipts    No
            to be attached to Definitive Bonds
            (and dates on which such Talons
            mature):

19.         Other terms or special conditions:       Not Applicable

                                                     (When adding any other final terms consideration
                                                     should be given as to whether such terms constitute
                                                     "significant new factors" and consequently trigger
                                                     the need for a supplement to the Prospectus under
                                                     Article 16 of the Prospectus Directive)

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DISTRIBUTION

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
20. (i)     If syndicated, names and addresses       Not Applicable
            of Managers and underwriting
            commitments:

    (ii)    Date of Dealer Agreement:                11 December 2009

    (iii)   Stabilizing Manager(s) (if any):         Not Applicable

21.         If non-syndicated, name and address      Australia and New Zealand Group Ltd
            of relevant Dealer:                      530 Collins Street
                                                     Melbourne VIC 3000

22.         Whether TEFRA D or TEFRA C rules         TEFRA Not Applicable
            applicable or TEFRA rules not
            applicable:

23.         Non exempt Offer                         Not Applicable

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
                                                     (N.B. Consider any local regulatory requirements
                                                     necessary to be fulfilled so as to be able to make
                                                     a non-exempt offer in relevant jurisdictions. No
                                                     such offer should be made in any relevant jurisdiction
                                                     until those requirements have been met. Non-exempt
                                                     offers may only be made into jurisdictions in
                                                     which the base prospectus (and any supplement) has
                                                     been notified/passported.)

24.         Additional selling restrictions:         Not Applicable

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LISTING APPLICATION

      These final terms (which will constitute a "pricing supplement" for purposes of any offers or sales in the United States or to U.S. persons) comprises the details required for issue and admission to trading on the Luxembourg Stock Exchange regulated market and admission to the Official List of the Luxembourg Stock Exchange of bonds described herein pursuant to the A$20,000,000,000 Global A$ Bond Facility of Queensland Treasury Corporation.

RESPONSIBILITY

      The Issuer and the Guarantor accept responsibility for the information contained in these final terms (which will constitute a "pricing supplement" for purposes of any offers or sales in the United States or to U.S. persons).

Signed on behalf of the Issuer:

By:
    ---------------------------------------------
                  Duly authorized

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                           PART B -- OTHER INFORMATION

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
1.       LISTING AND ADMISSION TO TRADING

         (i) Listing                                 Bourse de Luxembourg.

         (ii) Admission to trading:                  Application  has been  made by the Issuer (or
                                                     on its behalf) for the bonds to be admitted to
                                                     trading on the regulated market of the Bourse
                                                     de Luxembourg with effect from the Issue Date.

                                                     (Where  documenting a fungible issue need to
                                                     indicate that original securities are already
                                                     admitted to trading.)

2.       RATINGS

         Ratings:                                    The bonds to be issued have been rated:
                                                     S&P: AAA
                                                     Moody's: Aaa

                                                     An obligation rate `AAA' by S&P has the highest
                                                     credit rating assigned by Standard & Poor's.
                                                     The obligor's capacity to meet its financial
                                                     commitment on the obligation is extremely strong.

                                                     Obligations rated `AAA' by Moody's are judged
                                                     to be of the highest quality with minimal credit
                                                     risk.

                                                     A credit rating is not a recommendation to
                                                     buy, sell or hold  securities  and may be revised
                                                     or withdrawn by the rating agency at any time.
                                                     Each rating should be evaluated independently of
                                                     any other rating.

                                                     (The above disclosure should reflect the rating
                                                     allocated to bonds issued under the bond facility
                                                     generally or, where the issue has been specifically
                                                     rated, that rating.)
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3.       INTERESTS OF NATURAL AND LEGAL PERSONS INVOLVED IN THE ISSUE

Save for any fees payable to the Dealers, so far as the Issuer is aware, no person involved in the issue of the bonds has an interest material to the offer.
-- Amend as appropriate if there are other interests] [(When adding any other description, consideration should be given as to whether such matters described constitute "significant new factors" and consequently trigger the need for a supplement to the prospectus supplement under Article 16 of the Prospectus
Directive.)]

4.       REASONS FOR THE OFFER, ESTIMATED NET PROCEEDS AND TOTAL EXPENSES

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
(i)      Reasons for the Offer:                      See "Use of Proceeds" section in the prospectus
                                                     supplement -- if reasons for offer different from
                                                     making profit and/or hedging certain risks will need to
                                                     include those reasons here.

(ii)     Estimated  net proceeds:                    Not Applicable.
                                                     (If proceeds are intended  for more than
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
                                                     one use will need to split out and present
                                                     in order of priority. If proceeds insufficient
                                                     to fund all proposed uses state amount
                                                     and sources of other funding.)

(iii)    Estimated total expenses:                   Not Applicable.
                                                     [Expenses are required to be broken down
                                                     into each principal intended "use" and presented
                                                     in order of priority of such "uses".]

5.       YIELD

         Indication of yield:                        5.39%
                                                     Calculated as 7 basis points less than the yield
                                                     on the equivalent A$ Domestic Bond issued
                                                     by the Issuer under its Domestic A$ Bond Facility
                                                     on the Trade Date. The yield is calculated at
                                                     the Trade Date on the basis of the Issue Price.
                                                     It is not an indication of future yield.

6.       OPERATIONAL INFORMATION

(i)      ISIN Code:                                  US748305BG31

(ii)     Common Code:                                027594204

(iii)    CUSIP Code:                                 748305BG3

(iv)     Any clearing system(s) other than           Not Applicable
         Depositary Trust Company, Euroclear
         Bank S.A./N.V. and Clearstream
         Banking, societe anonyme and the
         relevant identification number(s):

(v)      Delivery:                                   Delivery free of payment

(vi)     Names and addresses of additional           [ ]
         Paying Agent(s) (if any):

7.       TERMS AND CONDITIONS OF THE OFFER

(i)      Offer Price;                                Not applicable

(ii)     [Conditions to which the offer is           Not applicable
         subject;]

(iii)    [Description of the application             Not applicable
         process;]

(iv)     [Details of the minimum and/or maximum      Not applicable
         amount of application;]

(v)      [Description of possibility to reduce       Not applicable
         subscriptions and manner for refunding
         excess amount paid by applicants;]

(vi)     [Details of the method and time limits      Not applicable
         for paying up and delivering the bonds;]

(vii)    [Manner in and date on which results        Not applicable
         of the offer are to be made public;]
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
(viii)   [Procedure for exercise of any right of     Not applicable
         pre-emption, negotiability of
         subscription rights and treatment of
         subscription rights not exercised;]

(ix)     [Categories of potential investors to       Not applicable
         which the bonds are offered and whether
         tranche(s) have been reserved for
         certain countries;]

(x)      [Process for notification to applicants     Not applicable
         of the amount allotted and the
         indication whether dealing may begin
         before notification is made;]

(xi)     [Amount of any expenses and taxes           Not applicable
         specifically charged to the
         subscriber or Purchaser;]

(xii)    [Name(s) and address(es), to the extent     None
         know to the Issuer, of the placers in
         the various countries where the offer
         takes place.]

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